UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No.    )*

Under the Securities Exchange Act of 1934

FelCor Lodging Trust Incorporated

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

31430F101

(CUSIP Number)

June 9, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,106,640 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,106,640 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,106,640 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,106,640 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,106,640 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,106,640 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,106,640 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,106,640 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,106,640 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,106,640 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,106,640 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,106,640 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,106,640 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,106,640 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,106,640 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Strategic Value Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,224,936 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,224,936 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,936 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,224,936 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,224,936 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,936 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,224,936 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,224,936 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,936 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Lyxor/Apollo Distressed Fund Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Jersey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 814,080 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 814,080 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 814,080 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,815,572 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,815,572 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,815,572 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,815,572 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,815,572 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,815,572 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,815,572 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,815,572 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,815,572 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 5,253,360 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,253,360 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,253,360 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 5,253,360 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,253,360 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,253,360 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,360,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,360,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,360,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,360,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,360,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,360,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 5,147,148 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,147,148 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,147,148 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 5,147,148 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,147,148 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,147,148 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,360,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,360,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,360,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 31430F101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 6,360,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,360,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,360,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 5.1%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer FelCor Lodging Trust Incorporated
(b)	Address of Issuer’s Principal Executive Offices 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Lyxor/Apollo Distressed Fund Limited (“Lyxor Fund”), (x) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (xi) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xiii) Apollo SVF Management, L.P. (“SVF Management”), (xiv) Apollo SVF Management GP, LLC (“SVF Management GP”), (xv) Apollo Capital Management, L.P. (“Capital Management”), (xvi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xvii) Apollo Principal Holdings II, L.P. (“Principal II”), (xviii) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xix) Apollo Management Holdings, L.P. (“Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Holdings GP”).  Value Master Fund, SVF Master Fund, Lyxor Fund, and SOMA Fund each hold shares of the Issuer’s Common Stock.  Value Advisors serves as the managing general partner of Value Master Fund and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund and Value Management GP serves as the general partner of Value Management.  SVF Advisors serves as the managing general partner of SVF Master Fund and SVF Capital Management serves as the general partner of SVF Advisors.  SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and the trading advisor of Lyxor Fund, and SVF Management GP serves as the general partner of SVF Management.  SOMA Advisors serves as the general partner of SOMA Fund and SOMA Capital Management serves as the general partner of SOMA Advisors.  Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management.  Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II.  Holdings serves as the sole member-manager of Capital Management GP, and Holdings GP serves as the general partner of Holdings.  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SVF Master Fund, SVF Advisors, SVF Capital Management, Lyxor Fund, SOMA Fund, SOMA Advisors, SOMA Capital Management, SVF Management, SVF

Management GP, Capital Management, Capital Management GP, Principal II, Principal GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”
(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Value Advisors, Value Capital Management, SVF Master Fund, SVF Advisors, SVF Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Lyxor Fund is PO Box 78, 18 Esplanade, St. Helier, Jersey JE4 8PR, Channel Islands.  The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(c)

Citizenship
SOMA Fund, Value Advisors, Value Management, SVF Advisors, SOMA Advisors, SVF Management, Capital Management, Principal II and Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SVF Capital Management, SOMA Capital Management, SVF Management GP, Capital Management GP, Principal GP and Holdings GP are each Delaware limited liability companies. Value Master Fund and SVF Master Fund are both exempted limited partnerships registered in the Cayman Islands.  Lyxor Fund is a limited company organized under the laws of Jersey.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 31430F101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:

Value Master Fund:	1,106,640 shares of Common Stock
Value Advisors:	1,106,640 shares of Common Stock
Value Capital Management:	1,106,640 shares of Common Stock
Value Management:	1,106,640 shares of Common Stock
Value Management GP:	1,106,640 shares of Common Stock
SVF Master Fund:	1,224,936 shares of Common Stock
SVF Advisors:	1,224,936 shares of Common Stock
SVF Capital Management:	1,224,936 shares of Common Stock
Lyxor Fund:	814,080 shares of Common Stock
SOMA Fund:	2,815,572 shares of Common Stock

SOMA Advisors:	2,815,572 shares of Common Stock
SOMA Capital Management:	2,815,572 shares of Common Stock
SVF Management:	5,253,360 shares of Common Stock
SVF Management GP:	5,253,360 shares of Common Stock
Capital Management:	6,360,000 shares of Common Stock
Capital Management GP:	6,360,000 shares of Common Stock
Principal II:	5,147,148 shares of Common Stock
Principal GP:	5,147,148 shares of Common Stock
Holdings	6,360,000 shares of Common Stock
Holdings GP	6,360,000 shares of Common Stock

The number of shares reported as beneficially owned by SVF Management includes 398,772 shares of the Issuer’s common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund.  The shares held by Permal Fund are therefore included in the shares shown as beneficially owned by SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below.

Value Advisors, Value Capital Management, Value Management, Value Management GP, SVF Advisors, SVF Capital Management, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Principal II, Principal GP, Holdings, Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Capital Management GP, Principal GP and Holdings GP, disclaim beneficial ownership of all shares of the Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Value Master Fund:	0.9%
Value Advisors:	0.9%
Value Capital Management:	0.9%
Value Management:	0.9%
Value Management GP:	0.9%
SVF Master Fund:	1.0%
SVF Advisors:	1.0%
SVF Capital Management:	1.0%
Lyxor Fund:	0.7%
SOMA Fund:	2.3%
SOMA Advisors:	2.3%
SOMA Capital Management:	2.3%
SVF Management:	4.2%
SVF Management GP:	4.2%
Capital Management:	5.1%

Capital Management GP:	5.1%
Principal II:	4.1%
Principal GP:	4.1%
Holdings	5.1%
Holdings GP	5.1%

The percentage amounts are based upon 124,479,397 shares of Common Stock outstanding as of April 21, 2011, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2011.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:

Value Master Fund:	1,106,640 shares of Common Stock
Value Advisors:	1,106,640 shares of Common Stock
Value Capital Management:	1,106,640 shares of Common Stock
Value Management:	1,106,640 shares of Common Stock
Value Management GP:	1,106,640 shares of Common Stock
SVF Master Fund:	1,224,936 shares of Common Stock
SVF Advisors:	1,224,936 shares of Common Stock
SVF Capital Management:	1,224,936 shares of Common Stock
Lyxor Fund:	814,080 shares of Common Stock
SOMA Fund:	2,815,572 shares of Common Stock
SOMA Advisors:	2,815,572 shares of Common Stock
SOMA Capital Management:	2,815,572 shares of Common Stock
SVF Management:	5,253,360 shares of Common Stock
SVF Management GP:	5,253,360 shares of Common Stock
Capital Management:	6,360,000 shares of Common Stock
Capital Management GP:	6,360,000 shares of Common Stock
Principal II:	5,147,148 shares of Common Stock
Principal GP:	5,147,148 shares of Common Stock
Holdings	6,360,000 shares of Common Stock
Holdings GP	6,360,000 shares of Common Stock

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of:

Value Master Fund:	1,106,640 shares of Common Stock
Value Advisors:	1,106,640 shares of Common Stock
Value Capital Management:	1,106,640 shares of Common Stock
Value Management:	1,106,640 shares of Common Stock
Value Management GP:	1,106,640 shares of Common Stock
SVF Master Fund:	1,224,936 shares of Common Stock
SVF Advisors:	1,224,936 shares of Common Stock
SVF Capital Management:	1,224,936 shares of Common Stock
Lyxor Fund:	814,080 shares of Common Stock

SOMA Fund:	2,815,572 shares of Common Stock
SOMA Advisors:	2,815,572 shares of Common Stock
SOMA Capital Management:	2,815,572 shares of Common Stock
SVF Management:	5,253,360 shares of Common Stock
SVF Management GP:	5,253,360 shares of Common Stock
Capital Management:	6,360,000 shares of Common Stock
Capital Management GP:	6,360,000 shares of Common Stock
Principal II:	5,147,148 shares of Common Stock
Principal GP:	5,147,148 shares of Common Stock
Holdings	6,360,000 shares of Common Stock
Holdings GP	6,360,000 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 17, 2011

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

By:	APOLLO VALUE ADVISORS, L.P.
Its Managing General Partner

	By:		APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE ADVISORS, L.P.

By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

	By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE MANAGEMENT, L.P.

By:	APOLLO VALUE MANAGEMENT GP, LLC
Its General Partner

	By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO STRATEGIC VALUE MASTER FUND, L.P.

By:	APOLLO SVF ADVISORS, L.P.
Its Managing General Partner

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF ADVISORS, L.P.

By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Manager

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF CAPITAL MANAGEMENT, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

LYXOR/APOLLO DISTRESSED FUND LIMITED

By:	APOLLO SVF MANAGEMENT, L.P.
Its Trading Advisor

	By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	APOLLO SOMA ADVISORS, L.P.
Its General Partner

	By:		APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

	By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

	By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	APOLLO CAPITAL MANAGEMENT GP, LLC
Its General Partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	APOLLO PRINCIPAL HOLDINGS II GP, LLC
Its General Partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC
Its General Partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President